Exhibit 10.8.2

6 JULY 2011

DEED OF EMPLOYMENT

BETWEEN

MASTERCARD UK MANAGEMENT SERVICES LIMITED

AND

ANN CAIRNS

THIS DEED is made on 6 July 2011 BETWEEN:

(1)	MASTERCARD UK MANAGEMENT SERVICES LIMITED whose office in London is at 10 Upper Bank Street, Canary Wharf, London, E14 5NP ("Company"); and

(2)	ANN CAIRNS (the "Executive");

WHEREAS Under a Contract of Employment dated 6 July 2011 (the "Contract of Employment") the Executive is employed by the Company in a role involving senior client contact and working with Company's products or systems over which the Company has intellectual property rights. The Executive therefore agrees to the following terms. The Executive acknowledges that these terms are necessary to protect Company's legitimate business interests.

IT IS AGREED as follows:

1.    Interpretation

A capitalised term used in this deed but not defined shall have the meaning ascribed to it in the Contract of Employment. The masculine article is used to denote both genders. In the event that the terms of the Contract of Employment conflict with the terms of this Deed, the terms of this Deed shall apply. This deed, and the terms contained in it, shall survive the termination of the Contract of Employment for any reason.

2.    Confidential Information

a)	The Executive undertakes that he will not either during his employment or at anytime afterwards without the Company's prior written consent:

(1)
disclose any confidential information concerning the business of the Company or of any customer, supplier or other person having dealings with the Company other than to a person or organisation who has signed a Confidentiality Agreement in favour of the Company and to whom the Company has authorised such confidential information may be disclosed in the ordinary course of the Executive's work with or for the Company; or

(2)	use any confidential information for any purpose other than in the ordinary course of the executive's work with the Company; or

(3)	make misleading use of or misrepresentation of the Company's name for publicity or marketing purposes.

b)	These restrictions on use and disclosure shall not apply to any confidential information which:

(1)	is in the public domain or which subsequently enters the public domain other than through unauthorised disclosure by the Executive or anyone else; or

(2)	was in the Executive's possession prior to the time of its disclosure by the Company; or

(3)	was received by the Executive from another person lawfully in possession of it and is not in breach of any confidential relationship with the Company; or

(4)    is required to be disclosed by the Executive by law.

c)    The Executive further agrees:

(1)	not to copy or reproduce by any means any confidential information other than as authorised by the Company in the ordinary course of his work with the Company; and

(2)	on request from the Company to return, or destroy all documents, papers or records containing confidential information.

d)
Each restriction in this clause is enforceable independently of each of the others and its validity is not affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restriction were modified, the restriction in question applies with such modification as may be necessary to make it valid.

3.    Intellectual Property Rights

a)	In this clause 3, the following definitions apply:-

(1)
"Intellectual Property Rights" means (i) copyright, patents, know-how, confidential information, database rights, and rights in trade marks and designs (whether registered or unregistered), (ii) applications for registration, and the right to apply for registration, for any of the same, and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

(2)
"IP Materials" means all documents, software, photographic or graphic works of any type, and other materials in any medium or format which are created by the Executive or on his behalf in the course of performing his obligations under the Contract of Employment and which are protected by or relate to Intellectual Property Rights.

b)
To the extent that ownership of Intellectual Property Rights does not vest in the Company by operation of law, the Executive hereby assigns to the Company all Intellectual Property Rights which arise during the course of his employment (including all present and future copyright, and copyright revivals and extensions). This assignment shall take effect upon the creation of each of the Intellectual Property Rights.

c)
The Executive agrees to sign all documents and do all other acts which the Company requests (at its expense) to enable the Company to enjoy the full benefit of this clause 3. This includes joining in any application, which may be made in the Company's sole name for registration of any Intellectual Property Rights (such as a patent, trademark or registered design).

d)
The Executive may only use the Intellectual Property Rights and IP Materials during the performance of his employment, and he shall not disclose any Intellectual Property Rights or IP Materials to any third party without the express prior written consent of the Company.

e)
The Executive shall immediately transfer to the Company all IP Materials in his possession or under his control when this agreement expires or terminates for any reason, or at any time when the Company requests transfer. No copies or other records of any IP Materials may be retained by the Executive except with the prior written consent of the Company.

f)
The Executive must promptly disclose to the Company all copyright works, inventions, designs or other works incorporating any Intellectual Property Rights originated, conceived, written or made by the Executive either alone or with others (except only those works originated, conceived, written or made wholly outside the course of his employment with the Company and wholly unconnected with his employment) and shall until such rights shall be fully and absolutely vested in the Company in accordance with this clause 3 hold them in trust for the Company.

g)
The Executive hereby irrevocably and unconditionally waives in favour of the Company all and any moral rights in IP Materials to which he would otherwise be entitled to under the law of any relevant jurisdiction.

h)
The Executive hereby appoints the Company as his attorney in his name and on his behalf to execute and sign such instruments and do all things as necessary and generally to use the Executive's name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause 3 and a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority hereby conferred, shall be conclusive evidence that such is the case so far as any third party is concerned.

4.    POST-TERMINATION RESTRICTIONS

In this clause 4.:

“Competitive Business” means such aspect of any international payments system business in existence at the time of the termination of the Executive's employment (including, without limitation, Visa, American Express, Discover, JCB, Diners Club, Carte Blanche, and Proton), as is in competition with the Restricted Business

"Restricted Business" means the business of the Company at the time of the termination of the Executive's employment with which he was involved to a material extent during the period of 12 months ending on the date of the termination of the Executive's employment;

"Restricted Customer" means any firm, company or other person who, during the period of 12 months ending on the date of the termination of the Executive's employment, was a customer of or in the habit of dealing with the Company and with whom the Executive had contact (or about whom the Executive became aware or informed) in the course of the Executive's employment with the Company; and

"Restricted Employee" means any person who, at the date of the termination of the Executive's employment, was employed by the Company and who could materially damage the interests of the Company if he became employed in any business concern in competition with the Restricted Business and with whom the Executive was personally involved to a material extent during the period of 12 months ending on the date of the termination of the Executive's employment.

a)
The Executive will not, for a period of 6 months after the termination of his employment, solicit or endeavour to entice away from the Company the business or custom of a Restricted Customer directly or indirectly on behalf of any Competitive Business.

b)
The Executive will not, for a period of 6 months after the termination of his employment, provide goods or services to or otherwise have any business dealings with any Restricted Customer directly or indirectly on behalf of any Competitive Business.

c)
The Executive will not, for a period of 6 months after the termination of the Executive's employment, offer employment to or otherwise endeavour to entice away from the Company any Restricted Employee.

d)
The obligations imposed on the Executive by this clause 4 extend to the Executive acting not only on his own account but also on behalf of any other firm, company or other person and shall apply whether the Executive acts directly or indirectly

e)
If the Company exercises its right to suspend the Executive's duties and powers under clause 12 of the Contract of Employment during any period after notice of termination of the Executive's employment has been given by the Company or the Executive, the aggregate of the period of the suspension and the period after the termination of the Executive's employment for which the covenant in this paragraph applies will not exceed 6 months and, if the aggregate of the two periods would exceed 6 months, the period after the termination of the Executive's employment for which the covenant in this paragraph applies will be reduced accordingly.

IN WITNESS of which this deed has been executed and has been delivered on the date which appears first on page 1.

EXECUTED as a deed by	)
)
MASTERCARD UK MANAGEMENT
SERVICES LIMITED	)
acting by	)	/s/ Susan Bonning
and	)
	)	Susan Bonning

SIGNED as a deed by	)
	)	/s/ Ann Cairns
in the presence of:	)

Witness' signature:	/s/ Vincent Verbiest

Name:	V. Verbiest

Address: